Exhibit 99.1

May 16, 2025

EOG Resources Awarded Onshore Concession to Explore and Appraise Unconventional Shale Block in the UAE

HOUSTON – EOG Resources, Inc. (EOG) today announced that the company was awarded a new oil exploration concession for Unconventional Onshore Block 3 (UCO3) by Abu Dhabi’s Supreme Council for Financial and Economic Affairs (SCFEA).

The UCO3 concession area is 3,609 square kilometers, or nearly 900,000 acres, in an over-pressured, oil prone basin within the Al Dhafra region of Abu Dhabi. EOG holds 100 percent equity and operatorship and, in coordination with Abu Dhabi National Oil Company (ADNOC), will explore and appraise unconventional oil in the concession area. Following a three year appraisal phase, EOG may enter into a production concession in which ADNOC has the option to participate. EOG currently expects to begin drilling in the second half of 2025 with no change to the company’s 2025 capital plan.

“We are excited for the opportunity to evaluate this hydrocarbon rich basin for potential horizontal development,” said Ezra Y. Yacob, Chairman and Chief Executive Officer of EOG. “We look forward to working alongside ADNOC to expand Abu Dhabi’s resource potential.”

About EOG

EOG Resources, Inc. (NYSE: EOG) is one of the largest crude oil and natural gas exploration and production companies in the United States with proved reserves in the United States and Trinidad. To learn more visit www.eogresources.com.

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